SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) May 25, 2001
                                  ------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On May 25, 2001, General Motors Corporation issued a news release announcing Mike Smith retiring as Hughes Electronics Corporation Chairman and CEO, Harry Pearce named Chairman and Jack Shaw named CEO. The release is as follows:


                 Mike Smith Retires as HUGHES Chairman & CEO;
              Harry Pearce Named HUGHES Chairman, Jack Shaw CEO

      EL SEGUNDO, Calif. - Hughes Electronics Corp. announced today that Michael T. Smith will retire as chairman and chief executive officer, effective immediately.

      The HUGHES Board of Directors has elected General Motors Corp. Vice Chairman Harry J. Pearce as HUGHES chairman. In a separate announcement, Pearce said he would retire from GM, effective immediately, after a 16-year career at the world's largest vehicle manufacturer.

      Pearce has had senior management oversight responsibility within GM for Hughes Electronics and has served on the HUGHES Board of Directors since 1992.

The HUGHES Board of Directors also named Jack A. Shaw, 62, as chief executive officer. He was also elected to the HUGHES board. Shaw has been with HUGHES since 1987, most recently as senior executive vice president responsible for the Enterprise Sector, which includes HUGHES Network Systems and PanAmSat.

      "I have spent the last several years focused on transforming HUGHES from an aerospace and defense company into a pure-play entertainment and broadband communications company," Smith said. "We've accomplished that and I'm very proud of the entire HUGHES team. Now I believe it is time to move on."

       "Mike has done a tremendous job in his 33-year career at GM and HUGHES, especially in the last four years when he served as HUGHES chairman and CEO," Pearce said. "He transformed the company from a traditional manufacturer of satellites and systems to a service provider that is virtually unrivaled in many of its key businesses.

     "While there is understandably some anxiety inevitably created when there is a potential change of ownership of a company, I assure the employees of HUGHES that they have my personal commitment to doing what is right for the business, the people, and the shareholders," Pearce said.

      "Both Jack Shaw and I are committed to the successful future of HUGHES. Having been intimately involved with the evolution of HUGHES' strategic direction, I am confident that this company and its many great people will have a prosperous future. Furthermore, Jack Shaw - with his nearly 40 years of experience -- provides superb knowledge of the industry and HUGHES businesses, and he has the full support of Eddy Hartenstein, senior executive vice president of the consumer sector, and Roxanne Austin, senior vice president and chief financial officer. He is a fine choice as chief executive."

      GM and HUGHES announced May 1 that after review by the HUGHES board and as part of their evaluation of strategic restructuring alternatives, the GM Board of Directors had authorized proceeding with further discussions with The News Corp. Ltd. and Sky Global Networks Inc., a subsidiary of News Corp., regarding a proposal to combine HUGHES with Sky Global.

      "We have a strong senior leadership team at HUGHES, and I look forward to working together with Eddy Hartenstein and Roxanne Austin to lead our business into the future," Shaw said.

      Shaw was President and CEO of M/A-COM Telecommunications in 1987 when the company was acquired by HUGHES and renamed Hughes Network Systems (HNS). Serving in a series of management positions, including chairman and chief executive officer, Shaw led HNS to its current position as the world leader in private business networks, incorporating very small aperture terminal systems (VSATS).

      In January 2000, Shaw was named corporate senior executive vice president of the HUGHES Enterprise Sector. He graduated from Purdue University in 1962 with a degree in electrical engineering, and attended the Sloan School of Management at the Massachusetts Institute of Technology.

      Pearce, 58, has been with General Motors since 1985. He was elected an executive vice president in 1992 and given responsibility for all of GM's non-automotive businesses, including HUGHES. Pearce was elected to the General Motors Board of Directors and named vice chairman in 1996.

      Smith, 57, joined HUGHES in 1985, the year it was acquired by General Motors, as senior vice president and chief financial officer. Smith has spent nearly 18 years with GM in a variety of financial management positions.

      Smith was elected chairman and chief executive officer of HUGHES in October 1997 and was integral to the transition of HUGHES from a major aerospace and automotive electronics company into a world-leading provider of digital television entertainment and broadband services.

      Previously, Smith served as vice chairman of HUGHES and chairman of Hughes Aircraft Co., which was responsible for the aerospace and defense electronics businesses of HUGHES.

      HUGHES is a unit of General Motors (NYSE:GM). The earnings of HUGHES are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).


                                    # # #


Note to Reporters:
General Motors and HUGHES Electronics will host a teleconference for news media beginning at 1:00 p.m. EDT today (10:00 a.m. Pacific). HUGHES Chairman Harry Pearce and CEO Jack Shaw will preside. Following brief opening remarks by Mr. Pearce, there will be a question-and-answer session. To access the conference call, please call 1-800-553-0326 (Non-US callers should dial 1-612-288-0318) 10 minutes prior to the start time and ask to be connected to the General Motors conference call.

                                   # # # #

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    May 25, 2001
        ------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)













































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